Exhibit 99.1

Supplement, dated as of March 3, 2008 (this “Supplement”), to the Replacement Capital Covenant, dated as of February 27, 2008 (the “Replacement Capital Covenant”), by KeyCorp, an Ohio corporation (together with its successors and assigns, the “Corporation”), in favor of and for the benefit of each Covered Debtholder (as defined in the Replacement Capital Covenant).

Recitals

A. On February 27, 2008, the Corporation issued $700,010,000 aggregate principal amount of its 8.000% junior subordinated debentures due 2068 to KeyCorp Capital X, a Delaware statutory trust (the “Trust’), and the Trust issued $700,000,000 aggregate liquidation amount of its 8.000% Enhanced Trust Preferred Securities.

B. Pursuant to the Underwriting Agreement, dated February 20, 2008 (the “Underwriting Agreement”), among the Corporation, the Trust and Citigroup Global Markets Inc., Wachovia Capital Markets, LLC and KeyBanc Capital Markets Inc., as representatives (the “Representatives”) of the several Underwriters (the “Underwriters”) named therein, on the date hereof the Underwriters have purchased 1,600,000 additional 8.000% Enhanced Trust Preferred Securities of the Trust (the “Optional Trust Preferred Securities”) and the proceeds of the issuance of the Optional Trust Preferred Securities were invested in $40,000,000 principal amount of 8.000% junior subordinated debentures due 2068 of the Corporation (the “Optional Notes”).

C. The Corporation wishes to clarify that its covenants and obligations under the Replacement Capital Covenant include the Optional Trust Preferred Securities and Optional Notes.

D. Pursuant to Section 4(b) of the Replacement Capital Covenant, the Corporation may amend or supplement the Replacement Capital Covenant by an instrument signed only by the Corporation (and without the consent of the Holders of the then-effective series of Covered Debt) if such amendment or supplement is not adverse to the Holders of the then-effective series of Covered Debt and an officer of the Corporation has delivered to the Holders of the then-effective series of Covered Debt in the manner provided for in the indenture with respect to such Covered Debt a written certificate stating that, in his determination, such amendment or supplement is not adverse to the Holders of the then-effective series of Covered Debt. The Corporation has, as of the date hereof, caused such certificate to be provided to the holders of the Covered Debt as provided in the applicable indenture.

E. Capitalized terms used in this Supplement (including the recitals) not defined herein have the meanings set forth in the Replacement Capital Covenant.

NOW, THEREFORE, the Corporation hereby covenants and agrees as follows in favor of and for the benefit of each Covered Debtholder.

(a) Each reference in the Replacement Capital Covenant to “Enhanced Trust Preferred Securities” shall be deemed to include the Optional Trust Preferred Securities.

(b) Each reference in the Replacement Capital Covenant to “Notes” shall be deemed to include the Optional Notes.

(c) Each reference in the Replacement Capital Covenant to “Securities” shall be deemed to include the Optional Trust Preferred Securities and the Optional Notes.

(d) Each reference in the Replacement Capital Covenant to “Replacement Capital Covenant” shall be deemed to refer to the Replacement Capital Covenant as supplemented hereby.

IN WITNESS WHEREOF, the Corporation has caused this Supplement to be executed by its duly authorized officer, as of the day and year first above written.

KEYCORP

By:	/s/ Joseph M. Vayda
Name:	Joseph M. Vayda
Title:	Executive Vice President and Treasurer